Exhibit 5.1

Our ref	DLK\661944\4401727v2
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com
Subject to review and amendment
NetQin Mobile Inc.
No.4 Building
11 Heping Li East Street
Dongcheng District
Beijing 100013
People’s Republic of China
           2011
Dear Sirs
NetQin Mobile Inc.
We have acted as Cayman Islands legal advisers to NetQin Mobile Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on           2011, relating to the offering (the “Offering”) by the Company of           American Depositary Shares (the “ADSs”) each representing            Class A Common Shares of par value US$0.0001 each in the Company (the “New Shares”), and the sale by certain shareholders of the Company (the “Selling Shareholders”) of           ADSs, each representing           Class A Common Shares of par value US$0.0001 each in the Company (the “Sale Shares”), assuming no exercise of the underwriters’ over-allotment option.
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	The certificate of incorporation dated 14 March 2007.

1.2	The fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 15 December 2010 (the “Pre-IPO M&A”).

1.3	The sixth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 11 March 2011 and effective immediately upon the completion of the Company’s initial public offering of ADSs representing its Class A Common Shares on the New York Stock Exchange (the “IPO M&A”).

1.4	The written resolutions of the board of directors of the Company dated 10 March 2011 (the “Directors’ Resolutions”).

1.5	The minutes of the extraordinary general meeting of the shareholders of the Company held on 11 March 2011 (the “Shareholders’ Minutes”).

1.6	A certificate from a Director of the Company addressed to this firm dated 2011 (the “Director’s Certificate”).

1.7	A certificate of good standing dated 2011, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

3	Opinion
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	Immediately upon the completion of the Company’s initial public offering of its ADSs representing its Class A Common Shares on the New York Stock Exchange, the authorised share capital of the Company will be US$80,000 divided into 560,000,000 Class A Common Shares of a nominal or par value of US$0.0001 each and 240,000,000 Class B Common Shares of a nominal on par value of US$0.0001 each.

3.3	The allotment and issuance of the New Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable. The Sale Shares, when registered in the names of the Selling Shareholders (upon conversion of the Preferred Shares and/or Class B Common Shares held by such Selling Shareholders upon the closing of the Offering in accordance with the IPO M&A), will be legally issued, fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4	Qualifications
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
Maples and Calder
Encl

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